Exhibit 10.5

                               AMENDMENT NO. 2 to
                         EXECUTIVE EMPLOYMENT AGREEMENTS

            This Amendment No. 2 is made on August 23, 2002, among Vizacom Inc., a Delaware corporation ("Company"), PWR Systems, Inc. ("PWR"), a Delaware corporation, and Vincent DiSpigno, an individual residing at 16 Amboy Lane, Lake Grove, New York 11755 ("Employee").

                  This Amendment No. 2 amends the Executive Employment Agreement ("Agreement") dated as of March 27, 2000 between Vizacom and Employee.

                  The Agreement was previously amended by Amendment No. 1 dated as of September 28, 2001 between Vizacom and Employee.

                                 R E C I T A L S

            I. Employee is currently serving as President of Vizacom and CEO of PWR.

            II. PWR has executed on the date of this Amendment No. 2, a letter of intent for a Loan Agreement with Keltic Financial Partners, LP ("Keltic") for a line of credit in the amount of $2,500,000.

            III. At the request of Keltic and PWR, and to induce Keltic to enter into the Loan Agreement with PWR, Employee and David Salav are agreeing to each execute a Validity and Support Agreement with Keltic.

            IV. One or more "Reversion Events" (as defined in Section 3.1 of Amendment No. 1) has occurred, and accordingly, the provisions of Section 3 of Amendment No. 1 apply to the Agreement.

            V. PWR is in arrears to Employee with respect to paying installments due under the Second Amended and Restated Promissory Note by PWR in favor of Employee in the amended original principal amount of $153,412 dated as of September 28, 2001 ("Note").

            VI. Employee has agreed to defer until December 15, 2002 certain installment payments due under the Note.

            VII. The Company and PWR are in arrears with respect to paying salary and compensation to Employee in the amount of $37,500.00 ("Arrears").

            VIII. Employee has agreed to defer until December 15, 2002 the repayment of the Arrears.

            IX. Company and PWR desire to extend the term of the Agreement to assure themselves of the continued services of Employee.

            X. Employee desires to extend the term of the Agreement.

            NOW, THEREFORE, in consideration of the recitals and agreements set forth in this Amendment No. 2, the parties agree as follows:

            A. Section "1" of the Agreement is hereby amended and restated to read in full as follows:

                        "1. Retention of Services. The Company and PWR hereby retain the services of Employee, and Employee agrees to furnish such services, upon the terms and conditions hereinafter set forth."

            B. Section "2" of the Agreement is hereby amended and restated to read in full as follows:

                        "2. Term. Subject to earlier termination on the terms and conditions hereinafter provided, the term of this Agreement shall be three (3) years commencing on the date of this Amendment No. 2 (`Term'), and shall be extended thereafter for additional successive one-year periods unless or until the Company or the Employee provides sixty (60) days' notice to the other party of its intention not to extend the Term."

            C. Section "3(a)" of the Agreement is hereby amended and restated to read in full as follows:

                        "(a) During the Term, Employee shall be employed as President of the Company and as President of PWR, or in such other equivalent positions with the Company, PWR, and their affiliates, as may be determined by the Board of Directors of the Company. Employee agrees that he shall devote his full time business efforts to serving the Company, PWR, and their affiliates in such capacity (excluding, consistent with this Agreement, vacation, sick, or other leave Employee is entitled to) under the direction of the Board of Directors of the Company and PWR, and shall perform all duties incident to his position on behalf of the Company, PWR, and their affiliates to the best of his ability, and shall perform such other duties as may from time to time be assigned to him by the Board of Directors of the Company. Notwithstanding the foregoing, Executive shall be entitled to devote time and to serve as director on the governing boards of, or as an advisor to, other for-profit and not-for-profit entities, and to retain any compensation and benefit resulting from such service so long as such service does not unreasonably interfere with his duties under this Agreement. During the Term, the Company will use its best efforts to cause the Employee to be elected and re-elected to the Board of Directors of the Company in Class II, and to the Board of Directors of PWR.

            D. Section "4" of the Agreement is hereby amended and restated to read in full as follows:

                        "4. Remuneration. During the period of employment, Employee shall be entitled to receive the following compensation for his services:

                              The Company and PWR shall pay to Employee a salary
                        at the rate of $200,000 per annum, payable in equal bi-weekly installments, or in such other manner as shall be consistent with the Company's payroll practices.

            E.    Stock Options.

                  1. The Company hereby grants options ("Options") to Employee, on the date of this Amendment No. 2, to purchase an aggregate of 300,000 shares of common stock, par value $.001 per share, of the Company ("Common Stock"), at an exercise price equal to the fair market value of the Common Stock on the date of grant, pursuant to the Company's 2000 Equity Incentive Plan. The Options are exercisable as follows:

                        a. Options to purchase 120,000 shares of Common Stock
                  are exercisable immediately;

                        b. Options to purchase 90,000 shares of Common Stock
                  shall become exercisable on the first anniversary of the date of grant; and

                        c. Options to purchase 90,000 shares of Common Stock are
                  exercisable on the second anniversary of the date of grant.

                  2. In addition, during each year of the Term, the Company shall grant to the Employee options to purchase 35,000 shares of Common Stock, at an exercise price equal to the fair market value on the date of grant, pursuant to the Company's 2000 Equity Incentive Plan, which options shall become exercisable in a manner and at times consistent with the Company's customary practice for senior executives.

                  3. The Company shall at all times reserve adequate shares to permit the issuance of shares of Common Stock to Employee upon exercise of all the Options. The Company shall take such steps as become necessary to comply with this obligation to reserve adequate shares for issuance to Employee.

            F. Except as amended by this Amendment No. 2, the parties reaffirm and ratify the terms, conditions, and provisions of the Agreement (as amended by Amendment No. 1), as if those terms, conditions, and provisions were set forth at length in this Amendment No. 2.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                VIZACOM INC.

                                                By: /s/ Alan Schoenbart
                                                    -----------------------
                                                    Name: Alan Schoenbart
                                                    Title: CFO


                                                PWR SYSTEMS, INC.

                                                By: /s/ Alan Schoenbart
                                                    Name: Alan Schoenbart
                                                    Title: CFO


                                                /s/ Vincent DiSpigno
                                                VINCENT DiSPIGNO